UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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CTI BioPharma Corp.
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AMENDMENT NO. 1 TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2019

This is Amendment No. 1 (this “Amendment”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by CTI BioPharma Corp. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 4, 2019, for use at the Company’s 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on May 16, 2019.

This Amendment is being filed to revise the disclosure under the section titled “General Information Concerning the Annual Meeting — Quorum, Abstentions, Required Vote and Broker Non-Votes” to clarify and correct the information related to the treatment of broker non-votes with respect to each of the six proposals to be voted on at the Annual Meeting and the identification of which matters brokers have the discretionary authority to vote on in the absence of voting instructions from the beneficial owners. Accordingly, the disclosure provided in the section titled “General Information Concerning the Annual Meeting — Quorum, Abstentions, Required Vote and Broker Non-Votes” as set forth on pages 4 and 5 of the Proxy Statement, is amended and restated in its entirety to read as follows:

Quorum, Abstentions, Required Vote and Broker Non-Votes

Overview

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes, and broker non-votes. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Properly executed proxy cards that are marked “abstain” or “withhold all” on any proposal, as applicable, will be treated as abstentions for that proposal.

Broker non-votes occur when a broker holding shares for a beneficial owner does not vote on a particular matter because such broker does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers typically do not have discretionary authority to vote on non-routine matters. Under applicable rules, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner. The matters on which brokers will have discretionary authority to vote in the absence of instructions from the beneficial owners are described in the table below.

Quorum

A quorum of stockholders must be established at the Annual Meeting in order to transact business at the Annual Meeting. Under the General Corporation Law of the State of Delaware and pursuant to our bylaws and certificate of incorporation, the presence in person or by proxy of the holders of at least one-third of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes will be counted in determining whether a quorum is present. In the absence of a quorum, the chairman of the Annual Meeting may adjourn the Annual Meeting.

Vote Required and Effect of Abstentions and Broker Non-Votes on Vote

Except in the case of the election of directors and the proposal to approve the amendment to our certificate of incorporation, adoption of the proposals requires the affirmative vote of the holders of a majority of the common stock represented at the Annual Meeting and voting affirmatively or negatively on such matter. This means that, of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved. Abstentions will have the effect set forth in the table below.

The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of an abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. We do not have cumulative voting rights for the election of directors. Additional information on the vote required for each proposal and the effect of uninstructed shares and abstentions on each proposal is set forth in the table below:

Proposal	Vote Required	Do Brokers Have Discretionary Voting Authority?	Will Broker Non-Votes Be Tabulated?	Impact of Abstentions and/or Broker Non-Votes	You May Vote
Proposal 1 – Election of Directors	Plurality of Votes Present and Entitled to Vote	No	Yes	No Effect	FOR or WITHHOLD
Proposal 2 – Approval of Amendment to Certificate of Incorporation	Majority of Outstanding Shares	Yes	No	Effect of voting “AGAINST”	FOR, AGAINST, or ABSTAIN
Proposal 3 – Approval of Increase of Shares Reserved for Issuance Pursuant to the Amended and Restated 2017 Equity Incentive Plan	Majority of Votes Present and Cast Affirmatively or Negatively	No	Yes	No Effect	FOR, AGAINST, or ABSTAIN
Proposal 4 – Ratification of Ernst & Young as Auditor	Majority of Votes Present and Cast Affirmatively or Negatively	Yes	No	No Effect	FOR, AGAINST or ABSTAIN
Proposal 5 – Advisory Vote on Executive Compensation	Majority of Votes Present and Cast Affirmatively or Negatively	No	Yes	No Effect	FOR, AGAINST or ABSTAIN
Proposal 6 – Adjournment and Solicitation of Additional Proxies	Majority of Votes Present and Cast Affirmatively or Negatively	Yes	No	No Effect	FOR, AGAINST or ABSTAIN

This Amendment is being filed with the SEC and is being made available to stockholders on or about April 17, 2019. Only stockholders of record as of the close of business on March 22, 2019 are entitled to receive notice of and to vote at the Annual Meeting.

This Amendment should be read in conjunction with the Proxy Statement. Except as described in this Amendment, all information provided in the Proxy Statement continues to apply. To the extent that information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment is more current. Defined terms used but not defined in this Amendment have the meanings set forth in the Proxy Statement.